Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Second Quarter 2016 Conference Call

Prepared Remarks

July 22, 2016

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (___________). I will be your conference call operator today. At this time I would like to welcome everyone to Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star key and then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Mike Harrington, Chief Financial Officer. Sir, you may begin your conference.

Mike Harrington:

Thank you, (_______), and thanks everyone for joining us today. I hope you had a chance to review our most recent earnings release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Also on the call with us today are Frank Leto, President and CEO, Joe Keefer, our Chief Lending Officer and Gary Madeira, our Head of Wealth Management.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation website or by calling 877-344-7529, referring to conference number 10089216. A replay will be available approximately one hour after this call concludes and will be accessible until 9:00 AM eastern time on Friday, August 5, 2016.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Please refer to the disclaimer labeled Forward Looking Statements and Safe Harbor in our earnings release for more information regarding what constitutes a forward looking statement.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The Corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. I’d now like to turn the call over to Frank.

Frank Leto:

Thanks, Mike. I’d like to thank you all for joining our conference call today.

I hope you’ve had a chance to review our second quarter earnings release, which was issued yesterday after the markets closed. As you can see, we continue to perform well, reporting net income of $8.9 million, and diluted earnings per share of $0.52. As we move into the second half of the year, it’s become evident that the results we expected from the investments we made in 2015, which included numerous technology enhancements, the addition of new teams and talent and the maturing of some of our strategic initiatives, have begun to bear fruit.

Net income for the second quarter of 2016 increased by $646 thousand from the first quarter. Driving this increase was a 2.8% increase in net interest income quarter over quarter. Much of the outstanding loan growth we experienced in the first quarter of this year coupled with the solid loan growth during the second quarter helped offset the decline in the loan yields.

In addition to the increase in net interest income, our provision for loan and lease losses decreased by $965 thousand for the second quarter of 2016, as compared to the first quarter. The credit quality of our loan portfolio continues to be excellent, with net charge-offs during the quarter of only $254 thousand, one of the lowest levels in our recent history. In addition to the low net charge-offs for the quarter, certain qualitative factors in the loan portfolio, including delinquency and nonaccrual levels, also improved, which resulted in a lower requirement for allowance for loan losses.

The tax-equivalent net interest margin for the second quarter decreased by 6 basis points, largely as a result of the declining loan yields, with the tax-equivalent yield on loans and leases decreasing by 4 basis points from the first quarter. At the same time, we experienced increases in funding costs, with deposit rates increasing 7 basis points, as the strong loan growth required additional funding, much of which came by way of retail CDs.

On the noninterest income front, we saw increases in gain on sale of loans, as well as an increase in fees for wealth management services. Our mortgage department is currently taking advantage of the low-interest rate environment as many homeowners seek to refinance current loans to lower rates. Fees for wealth management services increased by $599 thousand quarter over quarter, largely as a result of a rebound in market prices during the quarter, which affected wealth accounts whose fees are tied to market values. In addition, new account activity and fees collected for tax services contributed to the increase.

As you will note in the release, the growth in wealth assets during the first two quarters of 2016, which totaled $1.27 billion, or 15.2%, did not result in a similar increase in fees for wealth management services, which only grew 4.9%. These results are a due to a number of factors. First, a substantial portion of the growth in wealth assets was in accounts which are charged fixed fees that, typically, due to the services offered, charge a lower fee per dollar of assets. Additionally, the growth in market-value-based accounts was somewhat muted by the normal attrition of funds from these accounts, primarily through beneficiary spending, which offset our strong new business development and customer retention efforts.

Noninterest expense for the second quarter of 2016 increased by $1.2 million from the first quarter. Nearly half of this increase was related to the $599 thousand impairment of mortgage servicing rights during the quarter. This impairment was the result of increased expectations for the continuation of the low interest rate environment, partially driven by international events, which caused interest rates to fall at the end of the quarter. In addition to the MSR impairment, we saw a $459 thousand increase in salary and wage expense, primarily related to incentive accruals associated with our business activity in the quarter.

For the past 93 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on July 21, 2016, the Board of Directors of the Corporation elected to increase the quarterly dividend by 5%, and declared a quarterly dividend of $0.21 per share, payable on September 1, 2016 to shareholders of record as of August 2, 2016.

In summary:

I am thrilled with the progress we have made year-to-date and equally optimistic about our future, despite the challenges associated with a modestly growing economy, low interest rate environment and increasing regulatory and compliance expectations. As an industry, we all face these challenges; however, I believe our business model, with its emphasis on diversified revenue sources, coupled with our first class team and markets that are hungry for a locally based alternative, place Bryn Mawr Trust in an excellent position to win business and continue our growth and strong performance.

Finally, after speaking with many of you, we have decided to discontinue our practice of conducting these conference calls. We will continue to be actively engaged in investor outreach and, as always, will be available to answer questions through our investor relations department, which is listed on our website.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?